Exhibit 10.24

ENGAGEMENT LETTER

CONFIDENTIAL

Date: 10th December 2020

To,

Board of Directors

Lytus Technologies Holdings PTV Ltd

Dear Mr. Dharmesh Pandya,

This letter confirms the engagement of Opulus Bizserve Private Limited (“Advisor”) as the exclusive business advisor to Lytus Technologies Holdings PTV Ltd. (“Company”) to perform business due diligence, operational due diligence, and technical due diligence as the Company and the Advisor may agree upon in writing. Further, the Advisor shall provide recommendatory action plan for safeguarding the business interest of the Company and provide insights on having efficiency in its operational set-up.

The Company has acquired and consolidated subscribers from Reachnet Cable Services Private Limited. The Company has the obligation to pay a lumpsum amount for customer acquisition and a right to receive revenue arising from customer service with effect from 1 April 2019. The Advisor is hereby engaged to perform various checks on the operational set-up so as to enable the Company to carry out its operation seamlessly and transition the customers in an efficient and effective manner.

The due diligence shall be of relevant operations of Reachnet Cable Services Private Limited and shall include its relationship with Broadcasters and Local Cable Operators for provision of cable services.

The term of this agreement (“Agreement”) shall run from the date of receipt by Advisor of the Company’s signed acceptance of this letter, until 4 months thereafter and may be extended by mutual written consent of the parties or cancelled pursuant to the terms hereof (“Term”). This Agreement may be cancelled by either party as provided in the paragraph entitled “Termination of Agreement”.

DESCRIPTION OF SERVICES:

The Advisor will, to the extent requested by the Company, assist the Company in analysing the commercial and technical data, pertaining to the acquired subscribers according to the terms and conditions of this letter. In this regard, the Advisor may undertake certain activities at each location on behalf of the Company, including the following:

Business Due Diligence:

a)	Develop greater depth of understanding of Reachnet business in terms of current and expected operations at each location

b)	When assessing the subscribers’ data, the due diligence team should attempt to identify and quantify the various risks and opportunities;

c)	To identify the bases of competition and Reachnet’s performance compared with its peer companies, in midst of COVID pandemic;

d)	The internal forces that can be controlled more efficiently and effectively;

e)	Whether the customer base is concentrated in a particular industry, geographic location or business sector.

Operational Due Diligence

f)	To observe the way of working by the key managers and assess their skills at each location

g)	Assist in creation of adequate management team to obtain anticipated synergies

h)	Level of maintenance capital expenditures to improve the level of functioning, such as STBs, fiber, IPTV boxes, etc. and the level of growth capital expenditure required to expand the existing capacity to cable services;

Technical Due Diligence

i)	Understand the technology adopted for efficient system updation and operation at each location

j)	Identify the senior management responsible for maintaining SOPs for access to system data

k)	Identify the size and skills composition of the dedicated information security team

EXCLUSIVITY:

The Company agrees that no other advisor is or will be authorized by it during the Term of this Agreement to perform services. No fee payable to any other advisor either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to Advisor, except as otherwise agreed to in writing by Advisor.

CONFIDENTIALITY:

The Advisor agrees that, without prior written consent, it will not disclose, and will not include in any public announcement, the name or names of any subscribers and its personalised data, of risks pertaining to the system, etc., unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement, and that too after it has received approval from the other party.

INFORMATION FURNISHED BY REACHNET:

REACHNET will furnish Advisor with all information and data as Advisor believes appropriate in connection with its activities on the Company’s behalf, and shall provide Advisor full access to its officers, directors, employees and professional advisors, systems, etc. The Company agrees that it and its counsel will be solely responsible for ensuring that the Transaction complies in all respects with applicable law.

FEES AND EXPENSES:

With respect to the services rendered hereunder, the following describes the fees and expense reimbursements that the Company agrees to pay the Advisor:

a) A fixed professional fee of Rs. 5,00,000/- plus GST, with the first instalment payable of 20% upon the submission of the draft report and the rest payable on presenting the final Due Diligence Report to the Company. The Company may credit the fee amounts paid to the Advisor against any fees it becomes obligated to pay Advisor under this Agreement.

b) The Company agrees to immediately reimburse any out of pocket expenses (on actual basis) incurred by the Advisor during the Term of the Agreement, whether or not a Transaction is consummated, including, but not limited to legal, consulting, travel, lodging and other due diligence expenses. Individual Advisor expenses in excess of Rs. 25,000 shall require the prior written approval of the Company. On a month to month basis, the Company will immediately reimburse the Advisor for all expenses related to arranging a Transaction, or other services provided described.

c) In the event that Advisor’s fees, costs or other compensation, are not paid on the due date, or the date of Advisor’s invoice, if any, there will be an additional charge at a monthly rate of 10 percent or such lesser rate mandated by law.

TERMINATION OF AGREEMENT:

Except as otherwise provided for herein, this Agreement may be cancelled by either party at any time prior to the end of the Term, effective upon thirty (30) days prior written notice to either party.

JURISDICTION:

All lawsuits, hearings, arbitration or other proceedings be subject to jurisdiction in Mumbai. The parties irrevocably waive any objections they may have based on improper venue or inconvenient forum in Mumbai.

If this meets with your approval, please indicate your acceptance of the above by signing where indicated below and returning this letter and the original by mail to the undersigned.

Thank you for the opportunity to be of service.

Sincerely,

Siddharth Saraf

Director

Opulus Bizserve Private Limited

Place: Mumbai

3